Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (this “Separation Agreement”) is made and entered into as of January 19, 2023 (date of last signature) by and between Willdan Group, Inc., including its parents, affiliates and subsidiaries (the “Company”) and Paul Whitelaw (“Whitelaw”). The Company and Whitelaw are each a “Party” and collectively referred to herein as the “Parties.”

WHEREAS, Whitelaw and the Company entered into an employment relationship effective January 3, 2012, Whitelaw held the position of Senior Vice President, Business Development. The parties agree this Separation Agreement is meant to supersede any prior employment agreements in all material respects.

WHEREAS the Company and Whitelaw mutually agree that Whitelaw, in exchange for the consideration set forth herein, will voluntarily resign effective February 1, 2023. (the “Separation Date”);

WHEREAS, Whitelaw has, as of the Separation Date, exhausted his entitlements to all available benefits under the Family and Medical Leave Act, all state and local leave entitlements, and all Company-sponsored accrued vacation and sick benefits.

WHEREAS, Whitelaw acknowledges that, as a Company Executive, he was entrusted with trade secrets and confidential information of the Company including any of their parents, affiliates and predecessors;

WHEREAS, Whitelaw agrees and acknowledges that the Restrictive Covenant Obligations set forth herein are a material inducement for the Company's willingness to provide the consideration reflected herein;

WHEREAS, Whitelaw agrees and acknowledges that the Restrictive Covenant Obligations in this Agreement are essential to the continued growth and stability of the Company's business and to the continuing viability of its endeavors;

WHEREAS, the Company desires to protect the goodwill and trust that it, through its employees, has and will develop with its customers which were managed and serviced by Whitelaw; and

WHEREAS, the Parties intend to keep this Agreement confidential;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the Parties hereto agree as follows:

1.	Separation Date

The parties agree that Whitelaw’s employment Separation Date is February 1, 2023.  It is understood and agreed that the Company shall not, subsequent to the Separation Date, have any

CONFIDENTIAL

liabilities, rights, duties or obligations to Whitelaw under, or in connection with his employment with the Company, except as expressly provided in this Agreement.

2.	Separation Payment Terms

(a)Subject to execution of this Agreement and in consideration for the terms set forth in this Agreement, including the general release contained herein and Whitelaw’s compliance with the Restrictive Covenant Obligations, the Company agrees to pay Whitelaw a severance payment totaling Two Hundred Thirty-Three Thousand Three Hundred Forty-Two Dollars and Zero Cents ($233,342.00), equal to ten months of Whitelaw’s annual base salary, less any applicable federal, state and local taxes.  The Company, upon receipt of this Separation Agreement the Company agrees to deliver the aforementioned payments to Whitelaw through continued, regularly scheduled payroll, in equal installments in the amount of Eleven Thousand Six Hundred Sixty Seven Dollars and Ten Cents ($11,667.10) less any applicable federal, state and local taxes, promptly following (a) the delivery to the Company of this Agreement, executed with Whitelaw’s original signature; and (b) the expiration of the Revocation Period (without the Whitelaw revocation) as defined below.

(b)    Whitelaw, according to certain stock options and grants conferred upon him, currently has a total of 6,280 unvested shares (made up of Restricted Stock Awards (“RSA”) and Performance Based Restricted Stock Units (“PBRSU”)). The breakdown is 3,800 RSAs and 2,480 PBRSUs (at target)). As further consideration for this Separation Agreement, Company agrees to seek its Board of Directors to vest Whitelaw’s shares upon execution of the Separation Agreement.

(c)Upon execution of this Agreement, Company, subject to the Board of Director’s approval,  agrees to extend the Non-Qualified Stock Option period through December 31, 2023 of those Options granted to Whitelaw.

3.	No Other Compensation

Except as set forth in Section 2 above, Whitelaw shall not be entitled to any other salary, severance, commission, bonus, employee benefits (including long-and-short-term disability, 401(k), and pension), expense reimbursement, vacation pay, or compensation from the Company or any of its parents, subsidiaries and/or affiliates, or any of its related parties, after the Separation Date.  All of Whitelaw’s rights to salary, commissions, bonuses, employee benefits, and other compensation hereunder which would have accrued or become payable after the Separation Date from the Company shall cease upon the Separation Date, other than those expressly stated in this Agreement. Subject to receipt of the amounts set forth in Section 2 above, Whitelaw acknowledges that he has been paid all salary, commissions, employee benefits and/or other compensation owed through the Separation Date.  Whitelaw acknowledges that the amounts being paid pursuant to Section 2 of this Agreement constitute all sums and value he is due according to this negotiated Separation Agreement and that he is owed no additional unpaid salary, wage, commission, bonus, vacation, severance, or employee benefit of any kind whatsoever.

CONFIDENTIAL

4.	General Release

In consideration of the payments to be made hereunder, Whitelaw, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors, assigns and predecessors, and their past and present officers, directors, representatives, partners, employees, trustees, fiduciaries, members, managers, shareholders, owners, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively, the “Company Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorneys’ fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Whitelaw had, now has, or may have against the Company Released Parties relating in any way to Whitelaw’s employment with the Company, or its predecessor, and separation therefrom, including but not limited to, all claims for breach of contract, contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Whitelaw  and any of the Company Released Parties; any claim for any equity interest or profits interest in the Company and/or any of its parents, subsidiaries and/or affiliated companies; any business enterprise or proposed enterprise contemplated by any of the Company Released Parties, as well as anything done or not done prior to and including the time that Whitelaw executes this Agreement.

Whitelaw understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to his employment with the Company through the date that he executes this Agreement.  Such released claims or liabilities include but are not limited to: claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law, including, but not limited to, claims arising under the: Florida Civil Rights Act of 1992, as amended, Fla. Stat. § 760.01 et seq., the Florida Whistleblower Act, Fla. Stat. § 448.101 et seq., the Florida Wage Payment Laws, Fla. Stat. §§ 222.15, 532.01 et seq., the Florida Minimum Wage Act, Fla. Stat. § 448.110, and any other Florida wage payment laws; Fla. Stat. § 448.08; The Florida Workers’ Compensation Retaliation Statute, Fla. Stat. § 440.205; the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; the Americans with Disabilities Act (“ADA”), as amended; the Fair Labor Standards Act (“FLSA”); the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Immigration Reform and Control Act, as amended; the Employee Retirement Income Security Act (“ERISA”), excepting Whitelaw’s rights in any vested ERISA-protected plans, the Consolidated Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA); The Railway Labor Act; The Wendell H. Ford Aviation Investment and Reform Act for the 21st Century (AIR21); The Occupational Safety and Health Act (“OSHA”), as amended; The Sarbanes-Oxley Act of 2002; as well as any claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law; state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure or any equity compensation arrangement;

CONFIDENTIAL

and any other claims related to or arising out of his employment or separation of his employment with the Company, including but not limited to, all claims for contract damages, tort damages, special general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between Whitelaw and any of the Company Released Parties; any business enterprise or proposed enterprise contemplated by any of the Company Released Parties, as well as anything done or not done prior to and including the date of this Agreement. For avoidance of doubt, unless expressly set forth herein, the general release contained in this Section includes any claims for relief of any kind, whether known or unknown, of Whitelaw against the Company Released Parties arising out of or related to his employment and/or any contracts existing as of the time that Whitelaw executes this Agreement.

In addition, Whitelaw agrees not to cause, file or encourage any legal proceeding to be maintained or instituted against the Company or any of the Company Released Parties, or to participate voluntarily in any action or claim brought against the Company or any of the Company Released Parties.  Whitelaw specifically agrees not to accept any money damages or any other relief in connection with any such lawsuit or claim.  This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided however that Whitelaw disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such administrative charge or investigation or proceeding.

Nothing in this Agreement shall be construed to release the Company or any of the Company Released Party from any obligations set forth in this Agreement, or from any claims arising as a result of conduct, acts or omissions of a Company Released Party after the date that Whitelaw executes this Agreement.

5.	Wages and Pay for Unused Vacation

Whitelaw represents and agrees that but for this Agreement, he has been provided all wages owed him, as well as for accrued but unused vacation as of the Separation Date.

6.	Cooperation Agreement

Whitelaw agrees that he will reasonably cooperate with and reasonably assist the Company in the defense of any litigation, arbitration, or governmental investigation, auditor inquiry or review. Such cooperation shall be provided for as long as is reasonably necessary for the defense and/or handling of such issues. The Company will reimburse Whitelaw for any and all reasonable and necessary out-of-pocket expenses incurred as a result of such cooperation.  Company agrees that in seeking his cooperation it shall not unduly interfere with his future employment or enterprise.

7.	Confidential Information and Non-Disparagement

Whitelaw understands, acknowledges, and recognizes that, throughout the course of his employment by the Company, Whitelaw had access to, and the benefit of, confidential and/or non-public business and personnel information of the Company and the Company Released Parties (“Confidential Information”).  To protect the Company’s, and the Company Released Parties’,

CONFIDENTIAL

interests in its confidential information and private information, and in consideration of the promises made by the Company in this Agreement, Whitelaw acknowledges, recognizes, and accordingly agrees to the following obligations:

i)Confidentiality.  Whitelaw shall consider all non-public information related to the business and personnel related information of the Company and the Company Released Parties as Confidential Information.  Confidential Information includes the non-public personnel information, business methods, finances, operations or results of the Company and Company Released Parties.  Whitelaw agrees that, during the severance period and for three (3) years thereafter, he will not: (A) disclose Confidential Information to the public or to any person or entity; or (B) use such information other than for the benefit of the Company or a Company Released Party. Notwithstanding the foregoing, Whitelaw may disclose Confidential Information as may be required by law, in response to any legal process.  Further notwithstanding the foregoing, Whitelaw   may disclose details of the Company’s or a Company Released Party’s positive accomplishments during the term of his affiliation with such Company Released Party, so long as such disclosure does not reveal trade secrets or proprietary information of a Company Released Party or other, commercially sensitive non-public information that could reasonably be expected to have a material adverse effect on a Company Released Party as a result of such disclosure.  Notwithstanding the above, pursuant to the Defend Trade Secrets Act, you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.
ii)Non-Disparagement.  Whitelaw and the Company, on behalf of itself, its owners, officers, directors and executives, Members agree that no Party shall make any statement to any Third Party that is materially disparaging of the other Party, or the business reputation of the Company or the Company Releases Parties, or to the business reputation of Whitelaw.  The Parties further agree that they will not condone, encourage, aid or abet disparaging comments or conduct on the part of others.
iii)Non-Solicitation.  For eighteen (18) months following the Separation Date, Whitelaw shall not: (A) solicit any employees, consultants or contractors of the Company or its parents and/or affiliates to leave such employment or service, or (B) solicit any sponsor, customer, broker, supplier, or licensor of the Company to terminate or modify any business relationship with the Company.  In no event shall it be a violation of this paragraph to engage in solicitation incidental to general advertising or other general solicitation in the ordinary course not specifically targeted at such persons or to employ or engage any person not solicited in violation hereof.  Whitelaw understands and agrees that the scope of the foregoing covenants contained in this Section are reasonable and necessary to protect the legitimate

CONFIDENTIAL

business and personal interests of the Company and Company Released Parties. If any part of such covenants is declared invalid, unenforceable, or void as to the validity and enforceability, the remainder will not be affected.

Whitelaw acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of this Section may be inadequate and that an aggrieved party may suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the aggrieved party, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.  The foregoing remedies shall not be deemed the exclusive remedies for a breach and/or threatened breach of this Section but shall be in addition to all remedies available at law or in equity to the aggrieved party, including, without limitation, the recovery of damages, if any, from the breaching party.

Notwithstanding the foregoing, if either party becomes legally compelled (by oral questions under oath in a legal proceeding, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) to make any disclosure that is prohibited or otherwise constrained by this Agreement, that party will provide the other with prompt notice of such legal proceedings so that it may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Agreement.  In the absence of a protective order or other appropriate relief, the party may disclose that portion (and only that portion) of the information intended through this Agreement to remain confidential that the party is legally compelled to disclose.

8.	Return of Property

Whitelaw recognizes and acknowledges that he has received Confidential Information from the Company. Within ten (10) business days of  the Separation Date, except as provided below, Whitelaw has turned over to the Company all tangible and physical papers and memoranda (except handwritten notes, copies of which will be provided to the Company), files, keys, access cards, customer lists, records, reports, portable computer discs, mobile or cell phones, pagers, mobile electronic mail devices, computers (excluding home personally-owned computer, except that any files thereon containing confidential information will be deleted, after copies of which are provided to the Company, except that Whitelaw may retain copies of information related to ongoing governmental reviews), and other tangible and intangible property, computer programs, computer files, data and all other documents and materials, and all copies thereof whether prepared by Whitelaw  or others, which contain the Company information or relate or belong to or were used by the Company of which Whitelaw  obtained possession during the course of the employment.  By executing and delivering this Agreement, Whitelaw represents and warrants to the Company that he will not retain in his possession copies or notes or other extracts, whether in paper or electronic form, of or from any information pertaining or belonging to the Company or any business or property of the Company, or that of Company's predecessor, other than this Agreement and tax information related to Whitelaw's income.  Whitelaw represents and warrants that he will reasonably cooperate with the Company to ensure compliance with this Section.  The Parties agree that either party may resort to Florida state courts having equity jurisdiction in and for Miami-Dade County, Florida and the United States District Court for the Southern District of Florida,

CONFIDENTIAL

Miami Division, to enforce this Agreement by injunctive relief.  Additionally, the Parties agree that either party may enforce the provisions of this Agreement without posting a bond and without giving notice to the maximum extent permitted by law.  The foregoing remedies shall not be deemed the exclusive remedies for a breach and/or threatened breach of any provision of this Agreement but shall be in addition to all remedies available at law or in equity to the aggrieved party, including, without limitation, the recovery of damages.

This provision is supplementary to, and does not supersede, any and all other obligations that Whitelaw has to retain the confidentiality of the Company’s Confidential Information, including those set forth in his Confidentiality Agreement with the Company and in the Company’s other policies and practices regarding Confidential Information.

9.	No Other Rights

The Company and Whitelaw acknowledge that Whitelaw shall have no other rights or obligations related to the Company, as of the date of this Agreement, unless expressly set forth in this Agreement.

10.	No Admission

The provisions of this Agreement are contractual and not merely recitals and are intended to resolve all claims. The Parties agree that this Agreement does not constitute an admission of any kind by the Company, the Company Released Parties, or Whitelaw.

11.	No Assignment of Claims

Whitelaw  and the Company represent, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein relating to any claims being released by any party to this Agreement, and that they are unaware of any other entity having any interest in such claims, and agree to indemnify and hold the other party harmless from and against any and all claims, based on or arising out of any such third-party interest in, or assignment or transfer, or purported assignment or transfer of, any claims, or any portion thereof or interest therein.

12.	Governing Law; Submission to Jurisdiction

This Agreement shall be exclusively governed by and construed and enforced in accordance with the laws of the State of Florida, provided that provisions of Florida law requiring application of the law of any other jurisdiction shall be disregarded.  Further, notwithstanding the arbitration provision set forth in this Agreement, each of Whitelaw and the Company hereby submit to the exclusive jurisdiction of (i) the Florida state courts having general trial jurisdiction in and for Miami-Dade County and (ii) the United States District Court for the Southern District of Florida, in each case for the purposes of all legal proceedings arising out of or relating to the Agreement or the transactions contemplated hereby that are not subject to the arbitration provision set forth in this Agreement or for purposes of confirming and/or appealing any arbitration.  Notwithstanding the arbitration provision set forth in this Agreement, each of Whitelaw and the Company

CONFIDENTIAL

irrevocably waive, to the fullest extent permitted by law, any objection which either Party may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

13.	Notice

All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage, and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Renee Atwood

c/o Human Resources Department

2401 E. Katella Ave, #300

Anaheim, CA  92806

If to Whitelaw:

[REDACTED]

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section.

14.	Representations and Warranties

a)Whitelaw represents, warrants, acknowledges and agrees that: (i) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (ii) that he has the right to consult with legal counsel regarding this Agreement and did indeed consult with legal counsel with regard to this Agreement, or had the opportunity to do so; (iii) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (iv) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; and (v) that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company and the Company Released Parties. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties expressly shall survive the execution of the Agreement indefinitely.
b)The Company represents that it has the authority to enter into this Agreement and that it does so knowingly and voluntarily, after having consulted with legal counsel, and that it has received all information it requires from Whitelaw in order to make a knowing and voluntary release and waiver of all claims against Whitelaw.

CONFIDENTIAL

15.	Taxes

Any payments made by the Company under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Whitelaw.  It is agreed that the payments referred to in the Separation Terms Section above will be treated in accordance with the Company’s normal payroll procedures.  Whitelaw agrees to indemnify and hold the Company harmless from any liability arising out of Whitelaw’s failure to pay such taxes; provided, however, Whitelaw will not have any liability for the Company's failure to deposit any withholdings with the Internal Revenue Service.

16.	Entire Agreement; Severability; Amendment

This Agreement contains the entire understanding of the Parties with respect to the separation from employment of Whitelaw.  There is no agreement, representation, promise, or undertaking between the Parties with respect to the subject matter herein other than those expressly set forth herein.  Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be deemed to be in full force and effect, at the Company’s sole discretion, to the fullest extent permitted by law.  This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.  Notwithstanding the foregoing, in the event Whitelaw entered into any other agreements with the Company prior to or during his employment with the Company, any provisions contained in those agreements governing confidential information, trade secrets, intellectual property, non-competition and/or non-solicitation are not superseded by this Agreement and shall remain in full force and effect following the execution of this Agreement and shall survive following the termination of Employee’s employment.

17.	Confidentiality

The Company and Whitelaw agree that the contents of this Agreement, including but not limited to its financial terms, are and will be kept strictly confidential by the Parties.  By executing this Agreement, Whitelaw agrees and represents that he has maintained and will maintain the confidential nature of the Agreement and has not disclosed and will not disclose its terms to any third party, except to (a)Whitelaw’s legal counsel, financial and tax advisors, the Internal Revenue Service, medical providers, a banking organization, and immediate family members who agree to keep it confidential; (b) as required by law in which case Whitelaw shall notify the Company in writing in advance of such disclosure; (c) as necessary to enforce this Agreement; or (d) in order to disclose Whitelaw’s restrictive covenant obligations hereunder to third parties.  By executing this Agreement, the Company agrees and represents it has and will maintain the confidential nature of the Agreement and has not and will not disclose its terms to any third party, except (x) to its executive staff and governing bodies, as necessary or appropriate, and to its attorneys, auditors, and other advisors; (y) as otherwise required by law; and (z) as necessary to enforce this Agreement.  Notwithstanding the Arbitration Provision set forth in this Agreement, the Parties agree the Company may resort to Florida state courts having equity jurisdiction in and for Miami-Dade County and the United States District Court for the Southern District of Florida, to enforce this Confidentiality Section by injunctive relief.  The Parties agree that this promise is a material inducement to the Company entering into this Agreement.  Additionally, the Parties agree that the

CONFIDENTIAL

Company may enforce this promise without posting a bond and without giving notice to the maximum extent permitted by law.

18.	No Waiver

The Parties agree that the failure of a Party from time to time to require performance of any particular obligation or covenant under this Agreement will not affect that Party’s right to enforce any provision or covenant at a subsequent time.  Further, a Party’s waiver of any right arising out of this Agreement at one particular time shall not be construed as a waiver of any right or remedy involving a subsequent breach.

19.	Confidential Binding Arbitration

a) Generally. Except as otherwise expressly provided in this Agreement, Whitelaw and the Company hereby agree that any dispute, controversy, or claim arising out of, connected with and/or otherwise relating to this Agreement, the employment relationship between Whitelaw and the Company or the termination thereof, or the arbitrability of any controversy or claim, will be finally settled by confidential and binding arbitration pursuant to the Federal Arbitration Act, 9 U.S.C. § 1, et. seq. Except as otherwise expressly provided in this Agreement, Whitelaw and the Company knowingly and voluntarily hereby waive any rights that they may have to a jury trial for any such disputes, controversies, or claims.  After the arbitration has been initiated, any party may assert any crossclaims in the arbitration.  The arbitration shall be conducted in Miami-Dade County, Florida and administered by the Miami office of the American Arbitration Association ("AAA") according to the Commercial Arbitration Rules of the American Arbitration Association ("AAA Rules") then in effect.  The Arbitration shall be conducted before one neutral arbitrator admitted to practice law for at least fifteen (15) years in Florida (the "Panel").  The Panel shall have the power to determine its own jurisdiction and shall render a single written decision.  The Panel may enter a default decision against any party who fails to participate in the arbitration proceedings. Notwithstanding this Section, the Company may seek a restraining order, specific performance, injunctive and/or equitable relief from any court of competent jurisdiction as expressly provided in this Agreement, without initiating arbitration.  However, the Company, in its sole discretion, may submit such claims and seek such relief in the arbitration.

b) Binding Effect. The decision of the Panel on the points in dispute will be final, conclusive, un-appealable and binding, and judgment on the award may be entered in the highest court of the forum (whether the enforcement action is brought originally in the Florida state courts or the Florida federal courts) having jurisdiction over the issues addressed in the arbitration.

c) Fees and Expenses. The arbitration administration fees, and arbitration administration expenses shall be borne equally by Whitelaw, on the one hand, and the Company, on the other hand, provided that Whitelaw  and the Company shall pay for and bear the costs of their own experts, evidence, and representation, and provided that the substantially prevailing party as determined by the arbitrator shall be entitled to an award of the costs and expenses detailed in this Section.

CONFIDENTIAL

d) Confidentiality. The Parties will keep confidential, and will not disclose to any person, except to their attorneys or auditor, or as may be required by law, the existence of any dispute, claim or controversy under this Section, the referral of any such dispute, claim or controversy to arbitration or the status or resolution thereof.  Notwithstanding this Section, in order to enforce the arbitration award, the Parties may file the arbitration award with a court having jurisdiction thereof.

e) Waiver.  Except as otherwise expressly provided in this Agreement, and to the extent not effectively waived in this Agreement, Whitelaw and the Company acknowledge that this Agreement and all issues all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act and similar federal, state and local laws shall be submitted to arbitration. Except as otherwise expressly provided in this Agreement, Whitelaw and the Company hereby waive all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

20.	Section 409A

This Agreement is intended to provide payments that are exempt from the provisions of Section 409A of the Internal Revenue Code of 1986 as amended and related regulations and Treasury pronouncements, and the Agreement shall be interpreted accordingly.

21.	Binding Effect, Survives Whitelaw’s Death

This Agreement shall be binding on and inure to the benefit of each of the parties hereto, as well as their respective successors, assigns, heirs, executors, and administrators.  This Agreement shall survive Whitelaw’s death and shall inure to the benefit of his heirs.

22.	Counterparts and Photocopies

This Agreement may be executed in counterparts and each executed counterpart shall be as effective as a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

CONFIDENTIAL

23.	Section Titles Not Binding

The use of section titles in this Agreement is for ease of reference only.  Such titles are not to be considered terms of this Agreement.

24.	No Scrivener

All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.  Further, both Parties had the opportunity to be represented by counsel throughout these negotiations.

25.	No Re-Employment

Whitelaw agrees that his relationship with the Company will end for all purposes as of the Separation Date. Whitelaw agrees that he will not apply to any of the Released Parties for employment or to provide services in the future.  Should Whitelaw violate this Paragraph of this Agreement and apply for and obtain an employment or other position at any of the Released Parties, Whitelaw agrees that this Agreement shall constitute a legitimate business reason for his immediate termination, and he shall have no claim arising from such a termination.

26.	Voluntary Agreement

Whitelaw represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement; is, through this Agreement, releasing the Released Parties (defined above) from any and all claims Whitelaw has against them; knowingly and voluntarily agrees to all of the terms set forth in this Agreement and knowingly and voluntarily intends to be legally bound by them; and is hereby advised in writing to consider the terms of this Agreement and consult with an attorney of Whitelaw’s choice prior to executing this Agreement. Whitelaw further represents and acknowledges that in executing this Agreement Whitelaw does not rely upon and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives, or attorneys, except as set forth herein, with regard to the subject matter, basis, or effect of this Agreement.

27.	Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act Release

ADDITIONALLY, THIS AGREEMENT SPECIFICALLY WAIVES ALL OF [WHITELAW’S] RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. § 621 et seq., AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED. In connection with this waiver, Whitelaw acknowledges and agrees to the following:

(a)	I am waiving rights or claims under the Age Discrimination in Employment Act in exchange for consideration that is in addition to anything of value to which I already am entitled.

CONFIDENTIAL

(b)

I have had sufficient opportunity to consult with an attorney, and did consult with an attorney, prior to executing this Agreement. the Company hereby advises me and encourages me in writing herein to consult with an attorney prior to signing this Agreement.

(c)

I have carefully read and fully understand all of the provisions and effects of this Agreement and I knowingly and voluntarily (of my own free will) entered into all of the terms set forth in this Agreement.

(d)	I knowingly and voluntarily intend to be legally bound by all of the terms set forth in this Agreement.
(e)	I relied solely and completely upon my own judgment or the advice of my attorney in entering into this Agreement.
(f)

I further understand that I have been given at least twenty-one (21) days to consider the terms of this Agreement before signing it. The parties agree, however, that any changes to the terms or conditions of this Agreement (whether material or immaterial) will not restart the running of the twenty-one-day period.

(g)

If I sign this Agreement prior to the end of the twenty-one-day time period, I certify that, in accordance with 29 CFR § 1625.22(e)(6), I knowingly and voluntarily decided to sign the Agreement after considering it less than twenty-one days and my decision to do so was not induced by the Released Parties through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one-day time period. I have not been asked by the Released Parties to shorten my time-period for consideration of whether to sign this Agreement. If I decide to sign this Agreement prior to the end of the twenty-one-day time period, the Released Parties will not provide different terms to me as a result of this decision. I understand that if I waive some portion of the twenty-one-day time period, the Released Parties may expedite the processing of benefits provided to me in exchange for signing this Agreement.

(h)

I understand that I may change my mind and revoke this Agreement at any time within seven (7) days after I sign it by sending notice of revocation to the attention of the individual identified in paragraph 13 by email and certified mail, return receipt requested. I understand that this Agreement shall not become effective or enforceable until after the seven-day (7) revocation period has expired and that I will receive no entitlement to benefits until the eighth (8th) day after I sign this Agreement.

(i)

I understand that following the seven-day (7) revocation period, this Agreement will be final and binding. I promise that I will not pursue any claim that I have settled by this Agreement. If I break this promise, I agree to pay all of the Released Parties’ costs and expenses (including reasonable attorney’s fees) related to the defense of any claims except this promise not to sue does not apply to claims that I may have under the OWBPA and the ADEA. Although I am releasing claims that

CONFIDENTIAL

I may have under the OWBPA and the ADEA, I understand that I may challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the EEOC, the NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws. I understand, however, that if I pursue a claim against the Released Parties under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Released Parties are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by me in the court proceeding. A reduction never can exceed the amount I recover, or the consideration I received for signing this Release and Agreement, whichever is less. I also recognize that the Released Parties may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law.

(j)

I am, through this Agreement, releasing the Released Parties from any and all claims I may have against the Released Parties, relating to my employment and separation, including claims arising under the ADEA. My initials below, following the present paragraph of this Agreement, evidence my understanding and voluntary waiver of all claims against the Released Parties, including but not limited to those pursuant to the Age Discrimination in Employment Act, State of Florida labor and/or employment laws, and the Older Workers’ Benefit Protection Act.

Whitelaw Initials:	/s/ PW

WHITELAW AFFIRMS THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

IN WITNESS WHEREOF, the Parties have knowingly and voluntarily executed this Agreement.

By:	/s/ Paul Whitelaw	By:	/s/ Thomas D. Brisbin
	Paul Whitelaw		Willdan Group, Inc.
Thomas D. Brisbin
	January 19, 2023		January 19, 2023
	Date		Date